THE LOU HOLLAND TRUST

One North Wacker Drive

Suite 700

Chicago, Illinois 60606

PROSPECTUS FOR THE

LOU HOLLAND GROWTH FUND

Ticker: LHGFX

A “No-Load” Mutual Fund

The Securities and Exchange Commission has not approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosure in this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 1, 2009

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LOU HOLLAND

GROWTH FUND

The following overview of the Lou Holland Growth Fund (the “Fund”) is a summary of important information you should know before investing. More detailed information about The Lou Holland Trust (the “Trust”), the Fund’s investment strategies and risks, and Holland Capital Management LLC (the “Investment Adviser”), the Fund’s investment adviser, is included elsewhere in this Prospectus.

INVESTMENT OBJECTIVE	The Fund primarily seeks long-term growth of capital. The receipt of dividend income is a secondary consideration.

PRINCIPAL INVESTMENT STRATEGIES	The Fund seeks to achieve its investment objective by investing primarily in common stocks of mid- to large-capitalization growth companies. In pursuing its investment objective, the Fund maintains a diversified portfolio of equity securities of companies that the Investment Adviser regards as high quality companies based on earnings growing faster than the general market, reasonable valuations, strong financial condition, strong management, and superior industry positions.
The Fund considers mid-capitalization and large-capitalization companies to be those having market capitalizations (number of shares outstanding multiplied by share price) within the range of the companies included in the S&P MidCap 400 Index ($33.4 million to $15.0 billion as of January 30, 2009) or the Russell 1000® Index ($8.5 million to $389.0 billion as of January 30, 2009). The market capitalizations of companies in the Fund’s portfolio and these indices change over time; the Fund will not automatically sell a stock it already owns or cease to purchase a stock just because the market capitalization of the company falls outside this range.

While the Fund invests primarily in U.S. companies, it may invest in companies that are organized in foreign countries that exhibit the growth characteristics mentioned above.

PRINCIPAL INVESTMENT RISKS	All mutual funds are subject to various risks associated with investing. The risks associated with investing in a mutual fund are primarily determined by the types of securities in which it invests and the investment strategies it employs. The ultimate risk to you when you invest in the Fund, or any other mutual fund for that matter, is that you could lose money.
You should know that the market value of the Fund’s investments can be expected to fluctuate over time. Similarly, the amount of income generated by the Fund will fluctuate based on the composition of the Fund’s assets and the

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level of interest and dividends paid on those assets. Since the Fund seeks long-term growth of capital, an investment in the Fund may be more suitable for long-term investors who can bear the risk of these fluctuations.

The Fund is subject to the following principal investment risks while pursuing its investment objective:

Market Risk:	The market value of a security may fluctuate, sometimes rapidly and unpredictably. This volatility may cause a security to be worth less than what was paid for it. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. Stock markets can decline for many reasons, including adverse political or economic developments, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment.

Adviser Risk:	The strategies used by the Fund’s Investment Adviser may fail to produce the intended result. The Investment Adviser’s assessment of companies or the securities which are purchased for the Fund may prove incorrect, resulting in losses or poor relative performance even in rising markets.

Mid-Capitalization Investing Risk:	The Fund invests primarily in stocks of mid-capitalization and large-capitalization companies. The stocks of mid-capitalization companies may entail greater risk and their prices may fluctuate more than those of the securities of larger, more established companies.

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PAST PERFORMANCE OF THE FUND	The bar chart below shows the Fund’s performance for each full calendar year for the past ten years. The table that follows the bar chart shows average annual total return (before and after taxes) for one-, five-, ten- year, and since inception periods ended December 31, 2008. The after-tax returns are intended to show the impact of assumed federal income taxes on an investment in the Fund. “Return After Taxes on Distributions” shows the effect of taxable distributions, but assumes that you still hold the Fund shares at the end of the period and so do not have any taxable gain or loss on your investment in shares of the Fund. “Return After Taxes on Distributions and Sale of Fund Shares” shows the effect of both taxable distributions and any taxable gain or loss that would be realized if the Fund shares were purchased at the beginning and sold at the end of the specified period.
This information is intended to give you an indication of the risks of investing in the Fund by showing you changes in the Fund’s performance from year to year, and by showing how the Fund’s average annual total returns compare with that of a broad measure of stock market performance. Please remember that past performance (before and after taxes) is not an indication of how the Fund or the Russell 1000® Growth Index will perform in the future.

Year-By-Year Total Return

Of the periods shown, the Fund’s highest return for a calendar quarter was 15.73% (quarter ended December 31, 2001) and its lowest return for a calendar quarter was -21.57% (quarter ended December 31, 2008).

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AVERAGE ANNUAL TOTAL RETURN
For the periods Ended December 31, 2008	One Year	Five Years	Ten Years	Since Inception#
Lou Holland Growth Fund
Return Before Taxes	-34.83%	-3.70%	-1.88%	4.01%
Return After Taxes on Distributions	-34.85%	-3.92%	-2.27%	3.59%
Return After Taxes on Distributions and Sale of Fund Shares	-29.62%	-3.09%	-1.59%	3.44%
Russell 1000® Growth Index*
(Index reflects no deductions for fees, expenses or taxes)	-38.44%	-3.42%	-4.27%	2.30%

#	The Fund’s inception date is April 29, 1996.

*
Russell 1000® Growth Index - An unmanaged index which measures the performance of a subset of approximately 643 of those Russell 1000® companies (that is, the 1,000 largest U.S. companies in terms of market capitalization) with higher price-to-book ratios and higher forecasted earnings growth rates.

After-tax returns are calculated using the historical highest individual federal marginal income tax rate in effect at the time of each distribution and assumed sale, but do not reflect the impact of state and local taxes.

Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. After-tax returns reflect past tax effects and are not predictive of future tax effects. After-tax returns may not be relevant to investors who hold their Fund shares in a tax-deferred account (including a 401(k) or IRA account), or to investors that are tax-exempt.

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FEE TABLE AND EXPENSE EXAMPLE

FEES AND EXPENSES OF THE FUND	When you purchase shares of a mutual fund, you pay the fees and expenses associated with its operation. This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

SHAREHOLDER FEES (fees paid directly from your investment)

Sales Load Imposed on Purchases	None
Sales Load Imposed on Reinvested Dividends	None
Deferred Sales Load Imposed on Redemptions	None
Redemption Fee	None	#

ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Fund assets)

Investment Management Fee	0.85%	*
Distribution (12b-1) Fees	None
Other Expenses	0.86%
Gross Total Operating Expenses	1.71%
Less Fee Waiver & Expense Reimbursement**	0.36%
Net Total Operating Expenses	1.35%

#	Shareholders will be charged a fee by the Transfer Agent, U.S. Bancorp Fund Services, LLC for outgoing wire transfers, returned checks and stop payment orders.

*	The Investment Management Fee declines at specified breakpoints as the Fund’s assets increase.

**	The Investment Adviser has contractually agreed to waive its fees and reimburse other expenses of the Fund, through the current fiscal year, to the extent that the Fund’s “Total Operating Expenses” (exclusive of interest, taxes, brokerage commissions, and other costs incurred in connection with the purchase or sale of portfolio securities, and other extraordinary items) exceed the annual rate of 1.35% of the net assets of the Fund, computed on a daily basis. As a result of the agreement, the Fund actually paid 1.35% in Total Operating Expenses during its fiscal year ended December 31, 2008, and not 1.71%. There can be no assurance that the Investment Adviser will continue to waive its fees and reimburse expenses after December 31, 2009.

EXAMPLE OF EXPENSES YOU WOULD PAY AS A SHAREHOLDER OF THE FUND
This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in the Fund for the time periods shown and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and the Fund’s operating expenses remain the same. The Example also assumes that the fee waiver and expense reimbursements described above are in effect during the periods shown. Since the Fund imposes no charges when you redeem your shares, the expenses you would pay are the same whether you redeem your shares or continue to hold them at the end of the time periods shown.

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Although your actual costs may be higher or lower, based on these assumptions your costs would be as follows:#

1 year	3 years	5 years	10 years
$137	$428	$739	$1,624

#	As described above, the Investment Adviser has contractually agreed to waive its fees and reimburse other expenses of the Fund, through the current fiscal year, to the extent that the Fund’s “Total Operating Expenses” exceed 1.35%. The Example in the table above reflects the Fund’s Operating Expenses after the application of the Investment Adviser’s contractual obligation to limit expenses. There is no guarantee that this contractual limitation of Total Operating Expenses will remain in effect for the periods shown. If the contractual limitation were not in place for the periods covered by the Example above, the amounts in the Example would be as follows:

1 year	3 years	5 years	10 years
$174	$539	$928	$2,019

YOU SHOULD NOT CONSIDER THESE EXAMPLES TO BE A REPRESENTATION OF PAST OR FUTURE FEES OR EXPENSES FOR THE FUND. ACTUAL FEES AND EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN ABOVE. Similarly, the annual rate of return assumed in the Example is not an estimate or guarantee of future investment performance, but is included merely for illustrative purposes only.

The Fund is a “no load” mutual fund. You pay no sales charges or 12b-1 distribution or service fees when you purchase shares of the Fund. Therefore, all of the money you invest will immediately go to work for you.
As with any mutual fund, there is no assurance that the Fund will achieve its investment objective. You should know that the Fund’s share price will fluctuate and, when you redeem your shares, they could be worth more or less than what you paid for them. Thus, like investing in any other mutual fund, you could lose money.

MORE INFORMATION ABOUT THE INVESTMENT STRATEGIES, RISKSAND PRACTICES OF THE FUND
Common Stocks. The Fund invests primarily in common stocks. Common stocks may entitle the holder to share in the company’s dividends, if any. Investments in common stocks in general are subject to market risks that may cause their prices to fluctuate over time. For example, the value of a company’s stock may fall as a result of factors which directly relate to that company, such as lower demand for the company’s products or services or poor management decisions. A stock’s price may also fall because of economic conditions which affect many companies, such as increases in production costs. The value of a company’s stock may also be affected by changes in financial market conditions that are not directly related to the company or its industry, such as changes in interest rates or currency exchange rates. The prices of common stocks tend to fluctuate more

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over time than the prices of preferred stocks or fixed income securities. Investments in common stocks and other equity securities offer greater potential for capital growth and appreciation than investments in other types of securities, but also entail greater risk of loss.

Equity Securities. The Fund may also invest in equity securities other than common stocks. Other types of equity securities the Fund may acquire include preferred stocks, securities that are convertible into common stocks and readily marketable securities, such as rights and warrants, which derive their value from common stock. As a general matter, these other types of securities are subject to many of the same risks as common stocks.

Foreign Securities. The Fund may invest in common stocks or other securities of foreign companies. These investments will be made primarily through the purchase of American Depositary Receipts (“ADRs”) and U.S. dollar-denominated securities of foreign companies listed on a U.S. securities exchange, although the Fund also may make direct market purchases of such foreign securities. ADRs are U.S. dollar-denominated certificates issued by a U.S. bank or trust company and represent the right to receive securities of a foreign company deposited in a domestic bank or foreign branch of a U.S. bank and are traded on a U.S. exchange or in an over-the-counter market.

Foreign investing, whether directly or through ADRs, involves risks not typically associated with U.S. investments including increased volatility due to adverse political, regulatory and economic factors. Currency and exchange rates may have a negative effect on valuation. Foreign markets are often less liquid and lack current publicly available information due to different reporting standards. There may be tax and accounting issues as well as settlement difficulties. Owning foreign securities may cause the Fund’s share price to fluctuate more than if it held only domestic securities.

Foreign Currencies. In connection with its investments in securities of foreign companies, the Fund may from time to time hold various foreign currencies pending investment in foreign securities or conversion into U.S. dollars. The value of the assets of the Fund as measured in U.S. dollars may therefore be affected favorably or unfavorably by changes in currency exchange rates.

Options and Futures Contracts. Options and futures contracts are types of derivative instruments. They “derive” their value from an underlying security, index or other financial instrument. The use of options and futures permits the Fund to increase or decrease the level of risk associated with its investments or to change the character of that risk. Options and futures contracts trading is a highly specialized activity that entails greater than ordinary investment risks.

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The Fund may write covered call options, buy put options, buy call options and write put options on particular securities or various indices. The Fund also may invest in futures contracts and options on futures contracts. The Fund may make these investments for the purpose of protecting its assets (this is known as “hedging”) or to generate income.

The risks related to the use of options and futures contracts include:  (i) the correlation between movements in the market price of the Fund’s investments (held or intended for purchase) being hedged and movements in the price of the futures contract or option may be imperfect, (ii) possible lack of a liquid secondary market for closing out options or futures positions, (iii) the need for additional portfolio management skills and techniques, and (iv) losses due to unanticipated market movements.

Temporary Defensive Strategies. The Fund may depart from its principal investment strategies in response to adverse market, economic, political, or other conditions. During these periods, the Fund may engage in a temporary, defensive strategy that permits it to invest up to 100% of its assets in high-grade domestic and foreign money market instruments. During periods in which the Fund employs such a temporary defensive strategy, the Fund will not be pursuing, and will not achieve, its investment objective of capital growth.

PORTFOLIO HOLDINGS DISCLOSURE	The Fund provides monthly performance seven (7) business days following month end and a list of its top ten holdings fifteen (15) days after calendar quarter end on its website at www.hollandcap.com/lhgf_perf.html. A full list of its holdings is available in the Fund’s semi-annual report within seventy (70) days after the end of the second quarter and in the Fund’s annual report within seventy (70) days after the end of the fourth quarter. Both reports are available at www.hollandcap.com/lhgf_perf.html. In addition, the Fund’s portfolio holdings as of the end of the Fund’s first and third fiscal quarters are available in the Fund’s filings on Form N-Q which is posted on the U.S. Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. A complete description of the Fund’s policies and procedures with respect to the disclosure of the Fund’s portfolio securities is available in the Fund’s Statement of Additional Information (“SAI”).

SHARE PRICE	You pay no sales charge to invest in the Fund. When you buy or redeem shares, your share price is the Fund’s net asset value per share next determined after we receive your purchase or redemption order.
The Fund’s net asset value per share is calculated by adding the value of all securities, cash and other assets of the Fund, subtracting the Fund’s liabilities (including accrued expenses and dividends payable), and dividing the result by the total number of outstanding Fund shares.

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We determine the Fund’s net asset value each day that the New York Stock Exchange (“NYSE”) is open for regular trading, as of the close of trading on that exchange (normally, 4:00 p.m. Eastern time). Net asset value will not be calculated and, therefore, shares will not be priced, on days when the NYSE is closed.

The Fund’s investments generally are valued based on current market value, or if market quotations are not readily available, at fair value as determined in good faith in accordance with policies and procedures adopted by the Fund’s Board of Trustees. For example, a portfolio security may be valued based on fair value if the principal market in which the security is traded closes early or if trading in the security is halted before the Fund calculates its net asset value. A security’s fair value may differ significantly from the security’s next opening market price. In addition, the use of fair value pricing may cause the Fund’s per share net asset value to differ significantly from the net asset value that would have been calculated using last reported prices.

Securities traded in foreign markets usually are valued on the basis of the most recent closing market prices at 4:00 p.m. Eastern time. Most foreign markets close at least several hours before that time, and foreign markets sometimes are closed for holidays or other reasons on days on which the NYSE is open. Normally, developments that could affect the values of foreign securities held by the Fund that occur between the close of trading on the foreign market and 4:00 p.m. Eastern time will not be reflected in the Fund’s net asset value. However, if the Fund determines that such developments are so significant that they will, in its judgment, clearly and materially affect the Fund’s net asset value, the Fund may adjust the previous closing prices to reflect what it believes to be the fair value of the securities as of 4:00 p.m. Eastern time. Because the Fund may hold securities that primarily are listed on foreign securities exchanges where trading may occur on weekends or other days when the Fund does not price its shares, the prices of those foreign securities, and the net asset value of the Fund’s shares, may change on days when shareholders are not able to purchase or redeem the Fund’s shares.

POLICY REGARDING EXCESSIVE SHORT-TERM TRADING Frequent Purchases and Redemptions of Fund Shares	The Fund is intended to be an investment vehicle for long-term investors. It is not designed for investors that engage in excessive short-term trading activity that may be harmful to the Fund. Excessive short-term trading could interfere with the efficient management of the Fund’s portfolio or result in increased brokerage and administrative costs, both of which could adversely affect the Fund’s performance. In addition, to the extent that the Fund invests directly in overseas markets, excessive short-term trading could also result in dilution of the value of Fund shares held by long-term investors under certain circumstances.

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The Trust’s Board of Trustees has adopted policies and procedures with respect to excessive short-term trading. These policies and procedures are intended to apply to all investors, without exception. The Fund discourages excessive short-term trading in Fund shares and does not intend to accommodate such trading activity by investors. The Fund considers excessive short-term trading to be any pattern of frequent purchases and redemptions of Fund shares by an investor or group of investors, acting in concert, that could interfere with the efficient management of the Fund’s portfolio or result in increased brokerage and administrative costs. If the Investment Adviser believes, in its sole judgment, that an investor has or may have engaged in excessive short-term trading, the Investment Adviser will ask the investor to stop such activities or cease to permit new purchases. In addition, the Fund reserves the right to reject a purchase order for any reason if the Investment Adviser, in its sole judgment, believes that it is necessary or desirable to deter excessive short-term trading activity. In doing so, the Investment Adviser may take into account, without limitation, such considerations as the investor’s trading history in the Fund and accounts under common ownership, influence or control.

The Fund expects that at any time a substantial portion of its outstanding shares will be held by investors through omnibus accounts or similar arrangements with intermediaries, such as investment advisers, broker-dealers, transfer agents, third party administrators (including pension and retirement plan administrators) and insurance companies. The Fund does not maintain individual shareholder accounts for investors who hold Fund shares through such arrangements; rather, the Fund generally maintains a single shareholder account for each such arrangement representing the aggregate trading activity of the underlying investors. Under rules adopted by the SEC, the Fund generally is required to enter into shareholder information agreements with certain intermediaries that hold Fund shares on behalf of other investors in omnibus accounts or similar arrangements. Under these agreements, the intermediary must provide the Fund, promptly upon request, information about the identity and trading activity of underlying investors and execute any instructions from the Fund to restrict or prohibit further purchases of Fund shares by such investors who have been identified by the Fund as having violated the Fund’s policy regarding excessive short-term trading.

When an intermediary establishes an account with the Fund, the Fund cannot always monitor the trading activity of the underlying investors. However, the Investment Adviser will review the trading activity in the intermediary’s account, and if the Investment Adviser detects suspicious activity, the Investment Adviser will seek to investigate and take appropriate action. If the Investment Adviser, in its sole judgment, believes that it is necessary or desirable to deter excessive short-term trading activity, the Fund may prohibit the

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intermediary or individual underlying investors from purchasing additional shares in the Fund. Investors that hold Fund shares through intermediaries also may be subject to the short-term trading policies and procedures of their respective intermediaries.

The Fund periodically reviews the adequacy of its procedures on excessive short-term trading and the effectiveness of their implementation, and reserves the right to amend them at any time.

HOW TO PURCHASE SHARES	The following chart shows you the minimum amounts you will need to open or add to certain types of accounts:

Type of Account	Initial Minimum*	Additional Minimum Purchase*
Regular Accounts	$1,000	$50
Retirement Accounts	$250	$50
Automatic Investment Plan (“AIP”)	$250	$50

*	This minimum amount may, in certain cases, be waived or reduced by the Fund. The Fund reserves the right to change the amount of these minimums from time to time.
Shares of the Fund have not been registered for sale outside of the United States. The Fund generally does not sell shares to investors residing outside the United States, even if they are United States citizens or lawful permanent residents, except to investors with United States military APO or FPO addresses.

Opening An Account. Shareholders may make an initial purchase of shares of the Fund by mail or by wire. Shares of the Fund may be purchased on any day the Trust is open for business. To make an initial purchase of shares of the Fund, a completed and signed Application in good order, as described below, must first be received.

A COMPLETED AND SIGNED PURCHASE APPLICATION FORM (“APPLICATION”) IS REQUIRED FOR EACH NEW ACCOUNT OPENED WITH THE FUND REGARDLESS OF HOW THE INITIAL PURCHASE OF SHARES IS MADE.

In compliance with the USA Patriot Act of 2001, please note that the Fund’s transfer agent, U.S. Bancorp Fund Services, LLC (the “Transfer Agent”), will verify certain information on your Account Application as part of the Fund’s Anti-Money Laundering Program. As requested on the Application, you must supply your full name, date of birth, social security number and permanent street address. Mailing addresses containing only a P.O. Box will not be accepted. Please contact the Transfer Agent at 1-800-295-9779 if you need additional assistance when completing your Application.

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If we do not have sufficient information to have a reasonable belief of the identity of a customer, the account will be rejected or the customer will not be allowed to perform a transaction on the account until such information is received. The Fund also may reserve the right to close the account within five (5) business days if clarifying information or documentation is not received.

By Mail. Shares of the Fund may be purchased by mailing the completed Application, with a check made payable to The Lou Holland Trust, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701. Correspondence sent by overnight delivery services should be sent to The Lou Holland Trust, c/o U.S. Bancorp Fund Services, LLC, 3rd Floor, 615 East Michigan Street, Milwaukee, WI 53202-5207.1

By Wire. To purchase by wire, the Transfer Agent must have a completed Application before your wire is sent. A purchase order will not be accepted until a completed Application is received and any requested documentation is in proper form. Call the Transfer Agent at 1-800-295-9779 between 9:00 a.m. and 6:00 p.m. Eastern time on any day the NYSE is open for business to advise of your intent to wire. This will ensure proper credit. Instruct your bank to wire funds to the Transfer Agent at the following:

U.S. Bank, N.A. 777 E. Wisconsin Ave. ABA 075000022

Credit:	U.S. Bancorp Fund Services, LLC Account 112-952-137

Further Credit:	Lou Holland Growth Fund Shareholder Name and Account Number

Wired funds must be received prior to 4:00 p.m. Eastern time to be eligible for same day pricing. The Fund and U.S. Bank, N.A. are not responsible for the consequences of delays resulting from the banking or Federal Reserve wire system, or from incomplete wiring instructions.

Subsequent Investments. If you are making a subsequent purchase, your bank should wire funds as indicated above. It is essential that your bank include complete information about your account in all wire instructions. Prior to sending your wire, please call the Transfer Agent at 1-800-295-9779 to advise them of your intent. This will ensure prompt and accurate credit.

1
The Fund does not consider the U.S. Postal Service or other independent delivery services to be its agents. Therefore, deposit in the mail or with such services or receipt at U.S. Bancorp Fund Services, LLC post office box, of purchase applications or redemption requests does not constitute receipt by the Transfer Agent of the Fund.

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Share Price. Shares in the Fund will be priced at the net asset value per share of the Fund next determined after a purchase order has been received by the Transfer Agent, in good order, as described below.

Conditions of Purchase. The Trust reserves the right to reject any purchase for any reason and to cancel any purchase due to nonpayment. Purchases are not binding on the Trust or considered received until such purchase orders are received by the Transfer Agent in good order. Good order requires that purchases must be made in U.S. dollars and, to avoid fees and delays, all checks must be drawn on a bank located within the United States. The Trust will not accept payment in cash or money orders. The Trust also does not accept cashier’s checks in amounts less than $10,000. To prevent check fraud, the Trust will not accept third-party checks, Treasury checks, credit card checks, traveler’s checks or starter checks for the purchase of shares. The Trust is unable to accept post-dated checks, post-dated on-line bill pay checks, or any conditional order or payment. All checks should be made payable to The Lou Holland Trust. As a condition of this offering, if a purchase is cancelled due to nonpayment or because a check does not clear, the purchaser will be responsible for any loss the Trust incurs. The Transfer Agent will charge a returned item fee against a shareholder’s account if any payment check is returned to the Transfer Agent.

Shares may be purchased by rendering payment in-kind in the form of marketable securities, including but not limited to shares of common stock and debt instruments, provided the acquisition of such securities is consistent with the Fund’s investment objectives and otherwise acceptable to the Investment Adviser. If you wish to purchase shares with marketable securities, please call 1-800-295-9779 to determine whether the particular securities will be accepted as payment by the Trust and the manner by which they would be transferred to the Trust.

SHAREHOLDER SERVICES	Shareholder Inquiries and Services Offered. If there are any questions about the following services, please call the Trust at 1-800-295-9779 or write the Trust, c/o U.S Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701. The Trust reserves the right to amend the shareholder services described below or to change their terms or conditions upon sixty (60) days’ notice to shareholders.
Shareholder Statements and Reports. Each time a shareholder buys or sells shares or reinvests a dividend or distribution in the Fund, the shareholder will receive a statement confirming such transaction and listing the current share balance with the Fund. The Trust also will send shareholders annual and semi-annual reports, as well as year-end tax information about their accounts with the Fund.

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Telephone Privileges. For convenience, the Trust provides telephone privileges that allow telephone authorization to (i) purchase shares in the Fund, and (ii) redeem shares in the Fund. Initial purchases of shares may not be made by telephone. To utilize these telephone privileges, check the appropriate boxes on the Application and supply the Trust with the information required. Procedures have been established by the Trust and the Transfer Agent that are considered to be reasonable and are designed to confirm personal identification information prior to acting on telephone instructions, including tape recording telephone communications and providing written confirmation of instructions communicated by telephone. If the Trust does not employ reasonable procedures to confirm that instructions communicated by telephone are genuine, it may be liable for any losses arising out of any action on its part or any failure or omission to act as a result of its own negligence, lack of good faith, or willful misconduct. In light of the procedures established, the Trust will not be liable for following telephone instructions that it or the Transfer Agent believes to be genuine. Once a telephone transaction has been placed, it cannot be cancelled or modified. During periods of extreme economic conditions or market changes, requests by telephone may be difficult to make due to heavy volume. During such times, shareholders should consider placing orders by mail.

Telephone Privileges are not available with respect to shares for which certificates have been issued or with respect to redemptions for accounts requiring supporting legal documents.

Telephone Investment Privilege. After an account with the Trust has been opened, additional investments in the amount of $50 or more may be made by telephoning the Trust at 1-800-295-9779 between 9:00 a.m. and 4:00 p.m. Eastern time on any day the Trust is open. Telephone investment requests made after 4:00 p.m. Eastern time will be processed as of close of business on the next business day. In accordance with a shareholder’s instructions, the Trust will electronically transfer monies from a shareholder’s bank account designated on the Application to the shareholder’s account with the Trust. The designated bank must be a member of the Automated Clearing House (“ACH”) network and able to make electronic transfers in order for a shareholder to use this privilege. Shares will be purchased at the net asset value determined on the day the order is placed, provided the call is received prior to 4:00 p.m. Eastern time. There is no charge to a shareholder by the Trust, the Fund, or the Transfer Agent for this service; however, your bank may impose a fee for such electronic transfers.

Telephone Redemption Privilege. The Telephone Redemption Privilege permits a shareholder to authorize the redemption of any amount from his or her account with the Trust by telephoning the Trust at 1-800-295-9779 between the hours of 9:00 a.m. and 4:00 p.m. Eastern time on any day the Trust is open. In accordance

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with the shareholder’s instructions, the Trust will redeem shares of the Fund at the net asset value next determined after the telephone redemption request is received. Telephone redemption requests made after 4:00 p.m. Eastern time will be processed as of the close of business on the next business day. Redemption proceeds will, in accordance with any prior election made by a shareholder, be mailed to the shareholder’s current address, transmitted by wire to the shareholder’s designated bank account or sent by electronic funds transfer to the shareholder’s designated bank account via the ACH network. For proceeds sent by wire, the Transfer Agent will charge a $15 fee and your bank may charge a fee for receiving a wire transfer. An electronic funds transfer via the ACH network will be completed at no charge to you by the Trust, the Fund, or the Transfer Agent; however, your bank may impose a fee for such electronic transfers. Credit usually is available to you within two (2) to three (3) business days. In order to use this privilege, the designated bank must be a member of the ACH network. Telephone redemption requests will not be processed if the shareholder has changed his or her address within the preceding fifteen (15) days. IRA accounts may not be redeemed via telephone.

The Telephone Redemption Privilege may be elected when you open your account. After an account has been opened, a written request must be sent to the Transfer Agent in order to arrange for telephone redemptions or to make changes in the bank or account receiving the proceeds. The request must be signed by each shareholder of an account and may require the signature guaranteed.

Automatic Investment Plan (“AIP”). The Trust offers an AIP whereby a shareholder may purchase shares on a regular scheduled basis ($50 minimum per transaction up to four times per month). Under the AIP, the shareholder’s designated bank account is debited a preauthorized amount which is applied to purchase shares. The financial institution must be a member of the ACH network. There is no charge by the Trust, the Fund, or the Transfer Agent for this service; however, your bank may charge a fee. The Transfer Agent will charge a fee against your account for any AIP transaction that is returned by your bank. Any changes to or termination of the plan should be submitted to the Transfer Agent in writing or by telephone five (5) days prior to the effective date. The program will automatically terminate upon redemption of all shares in the account.

RETIREMENT PLANS
Fund shares are available in connection with a wide variety of tax-qualified retirement and savings plans for individuals, corporate employers and governmental and not-for-profit institutions, including IRAs, SEP-IRAs, Roth IRAs and Coverdell (Education) IRAs, 401(k) Plans and 457 Plans. Various initial, annual maintenance and participant fees may apply to these retirement savings

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plans. Applicable forms and information regarding plan administration, all fees, and other plan provisions are available from the Trust or the Transfer Agent.

PURCHASES AND REDEMPTIONS THROUGH FINANCIAL INTERMEDIARIES	Fund shares may be available for purchase and redemption through financial intermediaries, such as investment advisers, transfer agents, broker-dealers, third-party administrators (including pension and retirement plan administrators) and insurance companies, which invest in the Fund through omnibus accounts representing the interests of multiple investors. Purchase and redemption orders placed through financial intermediaries will be priced at the net asset value per share of the Fund next determined after the order has been received by the Trust, subject to the Fund’s policy regarding excessive short-term trading. Orders placed through financial intermediaries and received by the Trust, in good order, before the close of trading on the NYSE (normally, 4:00 p.m. Eastern time) on any day that the Trust is open will receive that day’s share price. Some financial intermediaries may require you to place your orders before 4:00 p.m. Eastern time so that they may be sent to and received by the Trust before then. In addition, some intermediaries may charge a fee for their services.

Orders placed for omnibus accounts through financial intermediaries are considered received by the Trust when received by the financial intermediary. Persons who invest in the Fund through financial products (such as variable annuities) offered by, or accounts held with, financial intermediaries may be required to comply with such additional requirements as may be imposed by those intermediaries in connection with their products and services.

PAYMENTS TO FINANCIAL INTERMEDIARIES	The Investment Adviser, at its own expense, may compensate financial intermediaries, such as broker-dealers, retirement plan administrators, and insurance companies that invest in the Fund through omnibus (or similar) accounts representing the interests of multiple investors, for providing administrative or shareholder services or to defray the intermediary’s administrative and service expenses. These payments generally are based on the value of shares of the Fund held by the intermediary for its customers, and may create an incentive for intermediaries and their registered representatives to promote or recommend the sale of shares of the Fund rather than other mutual funds.

You can ask your financial services firm about any payments it receives from the Investment Adviser. Your financial services firm may charge you additional fees for its services, which are not described in this Prospectus. Additional information about payments the Investment Adviser may make to financial intermediaries is available in the Fund’s SAI.

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DIVIDENDS, CAPITAL GAINS DISTRIBUTIONS AND TAXES	The Fund earns ordinary investment income from dividends and interest on its investments. The Fund expects to distribute substantially all of this income, less Fund expenses, to shareholders annually, or at such other times as the Fund may elect.

The Fund also realizes capital gains and losses when it sells securities in its portfolio for more or less than it paid for them. If total gains on sales exceed total losses (including losses carried forward from previous years), the Fund has a net realized capital gain. Net realized capital gains, if any, are distributed to shareholders at least annually.

Under present federal income tax laws, capital gains may be taxable at different rates, depending on how long the Fund has held the underlying investment (not how long you hold your shares in the Fund). Distributions from short-term capital gains that are derived from the sale of assets held one year or less are taxed as ordinary income. Distributions from long-term capital gains that are derived from the sales of assets held for more than one year are taxed at the maximum capital gains rate.

Under federal income tax law amendments enacted in 2003, eligible dividends received by individuals may also be taxed at reduced rates. For this purpose, eligible dividends are dividends received from a domestic corporation or an eligible foreign corporation. These reduced tax rates will also apply to the portion of the distributions paid to you by the Fund that are allocable to eligible dividends received by the Fund.

Dividends and capital gains distributions will be paid to you if you hold shares on the record date of the distribution, regardless of how long you have held your shares. These distributions are paid by the Fund on the basis of the number of shares you own. The Fund’s net asset value will decrease by the per share amount of the distribution on the ex-dividend date. If you buy shares on or shortly before the record date (the date that establishes you as a person to receive the upcoming distribution), you receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out the Fund’s record date before investing.

Dividends and capital gains distributions paid by the Fund are automatically reinvested in additional Fund shares at the share price on the ex-dividend date, unless you choose to have them paid to you directly. If you choose to have distribution checks mailed to you and either the U.S. Postal Service is unable to deliver the check to you or if the check(s) remain outstanding for at least six (6) months, the Fund reserves the right to reinvest the check(s) at the then current net asset value until you notify us with different instructions. Dividends and other distributions, whether received in cash or reinvested in additional Fund

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shares are taxable to you (unless your investment is in an IRA or other tax-advantaged account). Dividends and capital gains distributions declared in October, November or December and paid in January are taxable in the year in which they are declared. In January of each year, you will be sent Form 1099-DIV indicating the tax status of any dividend and capital gain distributions paid to you. This information also is reported to the Internal Revenue Service (“IRS”) as required by law.

When you redeem shares in the Fund, you may realize a gain or loss for tax purposes. In January of each year, you will be sent Form 1099-B indicating the date and amount of each redemption of shares of the Fund you made during the prior year. This information also is reported to the IRS as required by law.

The Fund is required by federal law to withhold 28% of reportable payments (which may include dividends, capital gains distributions, and share redemption proceeds) paid to shareholders who have not complied with IRS regulations. In order to avoid this backup withholding requirement, you must certify that your Social Security Number or Taxpayer Identification Number is correct and that you are not currently subject to, or are exempt from, backup withholding.

HOW TO REDEEM SHARES
Shareholders have the right to redeem (subject to the restrictions outlined below) all or any part of their shares in the Fund at a price equal to the net asset value of such shares next computed following receipt of the redemption request in proper form by the Trust. Unless a shareholder has selected the Telephone Redemption Privilege and provided the required information, in order to redeem shares in the Fund, a written request in “proper form” (as explained below) must be sent to The Lou Holland Trust, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701. Correspondence sent by overnight delivery services should be sent to The Lou Holland Trust, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202-5207. A shareholder cannot redeem shares by telephone unless the shareholder is eligible to use the Telephone Redemption Privilege. In addition, the Trust cannot accept requests that specify a particular date for redemption or which specify any other special conditions.2

Proper Form for All Redemption Requests. A redemption request must be in proper form. To be in proper form, a redemption request must include: (i) share certificates, if any (though the back of the certificate contains a line for a signature and signature guarantee, please return the certificates unsigned. The written redemption request should contain the signature guarantee in this instance);

2
The Fund does not consider the U.S. Postal Service or other independent delivery services to be its agents. Therefore, deposit in the mail or with such services or receipt at U.S. Bancorp Services, LLC post office box, of purchase applications or redemption requests does not constitute receipt by the Transfer Agent of the Fund.

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(ii) a “letter of instruction” for written redemption requests. A letter of instruction is a letter specifying the Fund by name, the number of shares to be sold, the name(s) in which the account is registered, and the account number. The letter of instruction must be signed by all registered shareholders for the account using the exact names in which the account is registered; in the case of an IRA account, the letter of instruction must indicate whether or not 10% federal income tax should be withheld from the redemption. Failure to provide a withholding election will result in 10% being withheld; (iii) other supporting legal documents, as may be necessary, for redemption requests by corporations, trusts, and partnerships; and (iv) any signature guarantees that are required as described above in (i), or required by the Trust where the value of the shares being redeemed is $10,000 or greater, or where the redemption proceeds are to be sent to an address other than the address of record or to a person other than the registered shareholder(s) for the account or when changing ownership. Signature guarantees are required if the amount being redeemed is $10,000 or more but generally are not required for redemptions made using the Telephone Redemption Privilege. Signature guarantees are also necessary for any redemptions within 15 days of an address change and when establishing or modifying certain services on your account. Telephone redemptions cannot be made in cases where the redemption proceeds are to be sent to a party other than the registered shareholder at the address or predetermined bank account of record. In addition to the situations described above, the Trust and the Transfer Agent reserve the right to require a signature guarantee in other instances based on the circumstances relative to a particular situation.

Signature guarantees, when required, can be obtained from any one of the following institutions:  (i) a bank; (ii) a securities broker or dealer, including a Government or municipal securities broker or dealer, that is a member of a clearing corporation or has net capital of at least $100,000; (iii) a credit union having authority to issue signature guarantees; (iv) a savings and loan association, a building and loan association, a cooperative bank, a federal savings bank or association; or (v) a national securities exchange, a registered securities exchange or a clearing agency. Notaries public are not acceptable guarantors. A redemption request will not be processed and will be held until it is in proper form, as described above.

Receiving a Redemption Payment. Except under certain emergency conditions, a redemption payment will be sent to the shareholder within seven (7) days after receipt of the corresponding telephone or written redemption request, in proper form, by the Transfer Agent. There are no redemption fees imposed on any redemption request.

If a redemption request is with respect to shares purchased by a personal, corporate, or government check within twelve (12) days of the purchase date, the

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redemption payment will be held until the purchase check has cleared (which may take up to twelve (12) days from the purchase date), although the shares redeemed will be priced for redemption upon receipt of the redemption request. The inconvenience of this twelve (12) day check-clearing period can be avoided by purchasing shares with a federal funds wire.

Minimum Account Size. Due to the relatively high cost of maintaining accounts, the Trust reserves the right to redeem shares in any account if, as the result of any redemption, the value of that account drops below $250. A shareholder is allowed at least sixty (60) days, after written notice by the Trust, to make an additional investment to bring the account value up to at least $250 before the redemption is processed.

Redemptions over $250,000. Large sales of portfolio securities to meet redemption requests can adversely affect the Investment Adviser’s ability to implement the Fund’s investment strategy. If during any ninety (90) day period, you redeem more than $250,000 of Fund shares, or your redemption amounts to more than 1% of the Fund’s net assets, the Fund has the right to pay the difference between the redemption amount and lesser of the two previously mentioned figures with securities from the Fund’s portfolio, rather than in cash. This is called “redemption in-kind.” The Fund does not normally expect to redeem in-kind, but reserves the right to do so.

HOW THE TRUST IS MANAGED	Investment Adviser. The Fund is managed by Holland Capital Management LLC, a Delaware limited liability company whose principal place of business is One North Wacker Drive, Suite 700, Chicago, IL 60606. The Investment Adviser has served as the investment adviser of the Fund since the inception of the Fund in 1996. The Investment Adviser also provides investment advisory services to the accounts of private individual and institutional investors. The executives and members of the investment management staff have extensive experience in managing investments.

Subject to the authority of the Board of Trustees, the Investment Adviser supervises and directs the day-to-day investments and operation of the Fund in accordance with the Fund’s investment objective, investment program, policies, and restrictions. The Investment Adviser also supervises the overall administration of the Trust, which includes, among other activities, preparing and filing documents required for compliance of the Trust with applicable laws and regulations, preparing agendas and other supporting documents for the meetings of the Board, maintaining the corporate records and books of the Trust, and serving as the liaison with its independent registered public accountant and any service providers such as the custodian, transfer agent, and administrator.

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The Trust pays the Investment Adviser, on a monthly basis, an investment management fee based on the Fund’s average daily net assets at the following annualized rates: with respect to the Fund, 0.85% of the average daily net assets up to $500 million, 0.75% of the average daily net assets up to the next $500 million, and 0.65% of the average daily net assets in excess of $1 billion. The Investment Adviser has contractually agreed, through the current fiscal year, to waive its investment management fee and reimburse expenses of the Fund so that the Fund’s total annual operating expenses do not exceed more than 1.35%.

A discussion regarding the basis for the Board of Trustees approving the investment advisory contract of the Fund is available in the Fund’s most recent semi-annual report to shareholders for the six-month period ended June 30.

Portfolio Managers. The persons employed by or associated with the Investment Adviser who are primarily responsible for the day-to-day management of the Fund’s portfolio are Monica L. Walker, Carl R. Bhathena and Laura J. Janus (the “Portfolio Managers”). Ms. Walker and Mr. Bhathena have responsibility for the equity investments of the Fund. Ms. Janus has primary responsibility for the debt investments of the Fund. The Portfolio Managers’ business experience for the past five years is as follows: Ms. Walker and Ms. Janus have served as portfolio managers with respect to the Fund since its inception in 1996 and to the Investment Adviser’s institutional and private account clients since 1991. Ms. Walker also serves as President of the Trust. Mr. Bhathena was named Co-Portfolio Manager on May 1, 2009. He has served as Senior Equity Analyst at the Investment Adviser since 1993.

The SAI provides additional information about the Portfolio Managers’ compensation, other accounts managed by the Portfolio Managers, and the Portfolio Managers’ ownership of securities in the Fund.

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FINANCIAL HIGHLIGHTS	The financial highlights table is intended to help you understand the Fund’s financial performance for the past five (5) years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). The information for the years ended December 31, 2008, December 31, 2007, and December 31, 2006, has been audited by Deloitte & Touche LLP whose report, along with the Fund’s financial statements, are included in the Fund’s Annual Report, which is available upon request and on the Fund’s website at www.hollandcap.com/lhgf_perf.html. The information for the years ended December 31, 2004 through 2005 was audited by the Fund’s previous independent registered public accounting firm, KPMG LLP.

	For the Years Ended December 31,
Per Share Data:	2008	2007	2006	2005	2004
(for a share outstanding throughout the year):
Net asset value, beginning of year	$19.81	$18.65	$17.99	$18.23	$16.58

Income (loss) from investment operations:
Net investment income (loss)(1)	(0.04)	(0.04)	0.02	(0.03)	0.05
Net realized and unrealized gain (loss) on investments	(6.86)	1.79	0.92	(0.12)	1.80

Total from investment operations	(6.90)	1.75	0.94	(0.15)	1.85

Less distributions:
Dividends from net investment income	—	(0.01)	(0.01)	—	(0.05)
Distributions from capital gains	(0.01)	(0.58)	(0.27)	(0.09)	(0.15)

Total distributions	(0.01)	(0.59)	(0.28)	(0.09)	(0.20)

Net asset value, end of year	$12.90	$19.81	$18.65	$17.99	$18.23

Total return	(34.83)%	9.40%	5.23%	(0.80)%	11.21%
Supplemental Data and Ratios:
Net assets, end of year	$33,766,141	$55,703,278	$58,993,382	$40,070,057	$42,143,873
Ratio of expenses to average net assets:
Before expense waiver and reimbursement	1.71%	1.41%	1.47%	1.65%	1.88%
After expense waiver and reimbursement	1.35%	1.35%	1.35%	1.35%	1.35%
Ratio of net investment income (loss) to average net assets:
Before expense waiver and reimbursement	(0.61)%	(0.25)%	(0.02)%	(0.47)%	(0.24)%
After expense waiver and reimbursement	(0.25)%	(0.19)%	0.10%	(0.17)%	0.29%
Portfolio turnover rate	34.98%	25.58%	31.64%	30.63%	40.83%

(1)	Calculated using the average shares outstanding method.

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ADDITIONAL INFORMATION ABOUT THE TRUST AND THE FUND
Additional information about the Trust and the Fund is available from several sources.

Financial Reports. Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports. In the annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year ended December 31, 2008.

Statement of Additional Information (“SAI”). The SAI, dated May 1, 2009, contains detailed information about the Trust and the Fund’s investment policies and procedures. A current SAI is on file with the SEC and is incorporated in this Prospectus by reference, which means that the SAI is legally a part of the Prospectus.

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NOTICE REGARDING HOUSEHOLDING OF PROSPECTUSES AND SHAREHOLDER REPORTS (This notice is not part of the Prospectus.)	In an effort to decrease costs, the Trust intends to reduce the number of duplicate prospectuses and annual and semi-annual reports you receive by sending only one copy to each of those addresses shared by two or more accounts and to shareholders we reasonably believe are from the same family or household. This practice is known as “householding.” Once implemented, if you would like to discontinue householding your accounts, please call toll-free at 1-800-295-9779 to request individual copies of these documents. Once the Trust receives notice to stop householding, we will begin sending individual copies thirty days after receiving your request. This policy does not apply to account statements.

TRUSTEES AND OFFICERS

Carla S. Carstens, Trustee and
Chair of the Audit Committee

Abe Tomás Hughes, Trustee

JoAnn Sannasardo Lilek, Trustee and
Chair of the Board of Trustees

José L. Santillan, Trustee

Monica L. Walker, President and Trustee
President and Chief Investment Officer-Equity,
Holland Capital Management LLC

Susan M. Chamberlain, Chief Compliance Officer
The Lou Holland Trust and
Holland Capital Management LLC

Laura J. Janus, Secretary and Treasurer
Managing Director and Chief Investment Officer-Fixed Income,
Holland Capital Management LLC

INVESTMENT ADVISER

Holland Capital Management LLC
One North Wacker Drive, Suite 700
Chicago, IL 60606
Telephone (312) 553-4830

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, WI 53201-0701
Telephone (800) 295-9779

DISTRIBUTOR

Foreside Distribution Services, L.P.
10 High Street, Suite 302
Boston, MA 02110

CUSTODIAN
U.S. Bank, N.A.
Milwaukee, WI 53212

FUND ACCOUNTANT AND ADMINISTRATOR

Jackson Fund Services
Chicago, IL 60606

COUNSEL

Seyfarth Shaw LLP
Chicago, IL 60603

HOW TO OBTAIN ADDITIONAL INFORMATION

The Fund’s Statement of Additional Information (“SAI”) contains detailed information about the Trust and the Fund’s investment policies and procedures. Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. To obtain a free copy of the annual report, semi-annual report or SAI, to obtain other information about the Fund, or to make shareholder inquiries, requests can be made as follows:

By Mail: Write to: The Lou Holland Trust
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701, Milwaukee, WI 53201-0701

By Telephone: Call: 1-800-295-9779

By Internet: Visit our website at: www.hollandcap.com/lhgf_perf.html

You also can obtain copies of this information by visiting the EDGAR database on the SEC’s website at www.sec.gov, or by visiting or writing to the SEC’s Public Reference Section, Washington, DC 20549-0102, or by electronic request to the SEC at the following email address: publicinfo@sec.gov. Information on the Public Reference Room can be obtained by calling 1-202-942-8090. The SEC’s Public Reference Room may impose a copying charge for any information you request.

The SEC’s Investment Company Act File Number for The Lou Holland Trust is 811-07533.

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PROSPECTUS

MAY 1, 2009